Exhibit 99.1

FOR IMMEDIATE RELEASE

March 21, 2006

Owens & Minor Launches Tender Offer for

$200 Million in Senior Subordinated Notes

and Consent Solicitation

Richmond, VA….(NYSE-OMI) Owens & Minor, Inc. (the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding $200 million in aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2011 (the “Notes”) and a related solicitation of consents to certain amendments to the indenture governing the Notes.

Under the terms of the tender offer, the Company is offering to purchase the outstanding Notes for a total consideration, per each $1,000 principal amount of Notes validly tendered and accepted for payment, equal to the sum of the present value on the initial date of purchase of $1,042.50 (such amount equal to the amount payable on the Notes on July 15, 2006 (the “First Call Date”)), plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the First Call Date (such present value determined on the basis of the bid-side yield on the 7.00% U.S. Treasury Note due July 15, 2006 plus 50 basis points), minus accrued and unpaid interest from the last interest payment date to, but not including, the initial date of purchase. Holders who validly tender (and do not validly withdraw) their Notes on or prior to 5:00 p.m., New York City time, on April 3, 2006 (the “Consent Date”), will be eligible to receive the total consideration. Holders who validly tender (and do not validly withdraw) their Notes after the Consent Date and on or prior to 11:59 p.m., New York City time, on April 17, 2006 (the “Expiration Date”), will be eligible to receive the tender consideration which equals the total consideration minus the consent payment of $30.00 per $1,000 principal amount of the Notes. The Company expects to determine the price of the tender on the business day following the Consent Date.

Payments of the total consideration for the Notes validly tendered and not withdrawn on or prior to the Consent Date and accepted for payment are expected to be made promptly after the satisfaction of the conditions of the tender offer. Payments of the tender consideration for the Notes validly tendered after the Consent Date and on or prior to the Expiration Date and accepted for payment are expected to be made promptly after the Expiration Date. In addition to the total consideration or the tender consideration, as applicable, holders who validly tender their Notes and do not validly withdraw their Notes in the tender offer will also be eligible to receive accrued and unpaid interest from the last interest payment date to, but not including, the initial purchase date or the final purchase date, as applicable.

In connection with the tender offer, the Company is soliciting the consents of the holders of the Notes to certain proposed amendments to the indenture governing the Notes. The primary purpose of the solicitation and the proposed amendments is to eliminate from the indenture substantially all of the covenants and certain events of default contained therein.

The consummation of the tender offer is conditioned upon, among other things, the receipt of net proceeds of a new debt financing by the Company, on terms acceptable to the Company, which proceeds, together with cash on hand, are sufficient to finance the tender offer and the consent of the holders of a majority in aggregate principal amount of the Notes to the proposed amendments to the indenture governing the Notes. The tender offer is also subject to customary closing conditions. If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Notes, and may terminate the tender offer. Full details of the terms and conditions of the tender offer are included in the Offer to Purchase and Consent Solicitation Statement for the Notes, dated March 21, 2006 (the “Offer to Purchase”).

Holders who validly tender their Notes and deliver consents may revoke such consents and withdraw such Notes at any time on or prior to the Consent Date, upon compliance with the procedures in the Offer to Purchase. Notes tendered pursuant to the tender offer and consents delivered pursuant to the solicitation may not be validly withdrawn after the Consent Date, except upon limited circumstances as are set forth in the Offer to Purchase.

Lehman Brothers Inc. is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent for the tender offer is Georgeson Shareholder Communications, Inc. The depositary for the tender offer is SunTrust Bank. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc., telephone number 800-438-3242 (toll free) and 212-528-7581 (call collect). Requests for copies of the Offer to Purchase and related documents may be directed to Georgeson Shareholder Communications, Inc., telephone number 800-868-1351 (toll free) and 212-440-9800 (banks and brokerage firms). Detailed contact information for SunTrust Bank is provided in the Offer to Purchase.

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Certain Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission.

Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACT:

Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; jeff.kaczka@owens-minor.com; Trudi Allcott, Director, Investor Communications, 804-723-7555; truitt.allcott@owens-minor.com; or Mike Lowry, Vice President, FP&A, 804-723-7566; mike.lowry@owens-minor.com.

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